FileNET Asia Pacific, Pte. Ltd. (Singapore)
FileNET BV (The Netherlands)
FileNET Canada, Inc. (Canada)
FileNET Company Limited (Ireland)
FileNET Corporation Europe, EURL (France)
FileNET Corporation, Pty. Ltd (Australia)
FileNET France S.A.R.L. (France)
FileNET GesmbH (Austria)
FileNET GmbH (Germany)
FileNET Hong Kong Limited (Hong Kong)
FileNET Iberia, S.L. (Spain)
FileNET International Corporation (U.S. Virgin Isalnds)
FileNET Italy, S.R.L. (Italy)
FileNET Limited (England)
FileNET Poland Sp.zo.o (Poland)
FileNET Sweden AB (Sweden)
Hankook FileNET Corporation (Korea)
Nihon   FileNET K.K. (Japan)